Exhibit 1.1

ARTICLES OF INCORPORATION

OF

TREND MICRO INCORPORATED

CHAPTER I

GENERAL PROVISIONS

Article 1. Corporate Name

The corporate name of the Company shall be “Trend Micro Kabushiki Kaisha” and in English it shall be “Trend Micro Incorporated.”

Article 2. Purposes

The purposes of the Company shall be to engage in the following businesses:

(a) Manufacture, sale, import and export of electronic components;

(b) Manufacture, sale, import and export of household electric appliances;

(c) Manufacture, sale, import and export of communications equipment;

(d) Manufacture, sale, import and export of medical equipment;

(e) Design, sale, import and export of computer software;

(f) Design, sale, import and export of computer hardware and related products;

(g) Administration and maintenance of computer systems;

(h) Provision of consultation with respect to computer systems; and

(i) Any other business incidental to any of the preceding items.

Article 3. Location of Head Office

The head office of the Company shall be located in Shibuya-ku, Tokyo.

Article 4. Method of Placing Public Notice

Public notices of the Company shall be placed in the Nihon Keizai Shimbun.

CHAPTER II

SHARES

Article 5. Total Number of Shares to be Issued

The total number of shares to be issued by the Company shall be two hundred and fifty million (250,000,000).

Article 6. Acquisition of Treasury Stock

The Company may, by resolution of the Board of Directors, purchase treasury stock pursuant to the provision of Article 211-3, paragraph 1, item 2 of the Commercial Code.

Article 7. Number of Shares Constituting One Unit

The number of shares constituting one unit of the Company shall be five hundred (500).

Article 8. Non-issuance of Share Certificates Representing Less Than One Unit

The Company shall not issue share certificates representing less than one unit.

Article 9. Transfer Agent

(a) The Company shall appoint a transfer agent in respect of its shares.

(b) The transfer agent and its business handling office shall be determined by resolution of the Board of Directors.

(c) The register of shareholders (including register of beneficial shareholders, likewise hereinafter) and the register of loss of share certificates of the Company shall be kept at the business handling office of the transfer agent, and the Company shall cause the transfer agent to handle registration of transfer of shares, the take up of shares not constituting one unit, the receipt of beneficial shareholders’ notices, the registration of loss of share certificates and any other business pertaining to the shares and the Company itself shall not handle these matters.

Article 10. Share Handling Regulations

The denominations of share certificates of the Company, registration of transfer of shares, purchase of shares not constituting one unit, receipt of beneficial shareholders’ notices, registration of loss of share certificates and any other matters concerning shares and share handling fees shall be governed by the Share Handling Regulations established by resolution of the Board of Directors.

Article 11. Record Date

(a) The shareholders (including beneficial shareholders, likewise hereinafter) appearing or electrically recorded in the register of shareholders of the Company as of the last day of each fiscal year shall be entitled to exercise their rights at the ordinary general meeting of shareholders relating to the relevant accounts.

(b) In addition to the preceding paragraph, the Company may, if necessary, determine the shareholders or registered pledgees appearing or electrically recorded in the register of shareholders as of a certain date to be entitled to exercise their rights by giving prior public notice in accordance with a resolution of the Board of Directors.

CHAPTER III

GENERAL MEETING OF SHAREHOLDERS

Article 12. Convocation

An ordinary general meeting of shareholders of the Company shall be convened in March each year and an extraordinary general meeting of shareholders may be convened whenever necessary.

Article 13. Chairman

The chairman of a general meeting of shareholders shall be a person selected in advance from the Company’s directors, shareholders employees or advisory counsel by Board of Directors. When such person is unable to so act, another person determined in accordance with an order predetermined by resolution of the Board of Directors shall act as chairman.

Article 14. Method of Resolution

(a) Unless otherwise provided by laws and ordinances or these Articles of Incorporation, resolutions of general meeting of shareholders shall be adopted by a majority vote of the voting rights of shareholders present at the meeting.

(b) Resolutions of general meeting of shareholders subject to the provision of Article 343 of the Commercial Code shall be adopted by a vote of two-thirds (2/3) or more of the voting rights of shareholders who are present and hold voting rights representing one-third (1/3) or more of all shareholders.

Article 15. Exercise of Voting Rights by Proxy

(a) A shareholder may exercise his/her voting rights through a proxy who is also a shareholder of the Company having voting rights.

(b) In case of the preceding paragraph, the shareholder or the proxy shall be required to file with the Company a document evidencing his/her authority each time he/she acts as proxy.

Article 16. Minutes

The substance of proceedings at a general meeting of shareholders and the results thereof shall be recorded or electrically recorded in the minutes of the meeting which shall bear the names and seals or electrical signature of the chairman and the directors present thereat.

CHAPTER IV

DIRECTORS AND THE BOARD OF DIRECTORS

Article 17. Number of Directors

The Company shall have not more than eight (8) directors.

Article 18. Election of Directors

(a) Directors of the Company shall be elected at a general meeting of shareholders.

(b) Resolution for election of directors shall be adopted by a majority vote at a general meeting of shareholders at which shareholders who hold shares representing one-third (1/3) or more of the total number of issued shares with voting rights are present.

(c) With respect to the resolution for election of directors, cumulative voting shall not be adopted.

Article 19. Term of Office of Directors

(a) The term of office of directors shall expire at the conclusion of the ordinary general meeting of shareholders with respect to the last closing of accounts within two (2) years after their assumption of office.

(b) The term of office of any director elected to fill a vacancy due to early retirement shall be the same as the remainder of the term of office of the retired director.

(c) The term of office of any director elected due to increase in number of directors shall be the same as the remainder of the term of office of the other directors in office.

Article 20. Convocation and Chairman of the Board of Directors

(a) The Chairman and Director shall convene and act as chairman of the Board of Directors. When the Chairman and Director is unable to so act, one of the other directors determined in accordance with an order predetermined by the Board of Directors shall act in his/her place.

(b) Notice of convocation of a meeting of the Board of Directors shall be sent to each director and corporate auditor at least three (3) days prior to the date set for such meeting; provided, however, that in case of urgency such period may be shortened.

Article 21. Directors with Special Titles

By resolution of the Board of Directors, the Company may, from among Directors, appoint one President and Director and, if necessary, one or more Chairman and Directors, Vice President and Directors, Senior Managing Directors and Managing Directors.

Article 22. Representative Directors

(a) The President and Director shall represent the Company and manage the business of the Company.

(b) By resolution of the Board of Directors, the Company may elect the director who represents the Company.

Article 23. Method of Resolution of the Board of Directors and Omission of Resolution

(a) Resolution of the Board of Directors shall be adopted by a majority of the directors present at a meeting at which majority of the directors who are entitled to participate in the resolution are present.

(b) Notwithstanding the preceding paragraph, in the event that a director proposes a matter which may be resolved by the Board of Directors and if all directors (of those who are entitled to participate in the resolution regarding the matter) agree on the matter in writing or by electromagnetic means, the resolution shall be deemed to have been adopted to approve such matter unless any corporate auditors objects.

Article 24. Minutes of the Board of Directors

The substance of proceedings at a meeting of the Board of Directors and the results thereof shall be recorded or electrically recorded in the minutes of the meeting which shall bear the names and seals or electrical signature of the directors and corporate auditors present thereat.

Article 25. Regulations of the Board of Directors

Matters concerning the Board of Directors shall be governed by the Regulations of the Board of Directors established by resolution of the Board of Directors in addition to laws and ordinances and these Articles of Incorporation.

Article 26. Indemnification of Directors’ Liability

(a) The Company may, by a resolution of the Board of Directors, exempt its directors from their liability provided for in Article 266, paragraph 1, item 5 of the Commercial Code to the extent permitted by laws and ordinances.

(b) The Company may enter into an agreement with outside directors providing that a limit of compensation for their liability provided for in Article 266, paragraph 1, item 5 of the Commercial Code shall be the greater of the amount determined in advance which is not less than ten (10) million yen and the total amount of Article 266, paragraph 19, each item of the Commercial Code.

Article 27. Remuneration and Retirement Allowances of Directors

Remuneration and retirement allowances of directors shall be determined by resolution of a general meeting of shareholders.

CHAPTER V

CORPORATE AUDITORS AND

THE BOARD OF CORPORATE AUDITORS

Article 28. Number of Corporate Auditors

The Company shall have not more than four (4) corporate auditors.

Article 29. Election of Corporate Auditors

(a) Corporate auditors of the Company shall be elected at a general meeting of shareholders.

(b) Resolution for election of corporate auditors shall be adopted by a majority vote at a general meeting of shareholders at which shareholders who hold shares representing one-third (1/3) or more of the total number of issued shares with voting rights are present.

Article 30. Term of Office of Corporate Auditors

(a) The term of office of corporate auditors shall expire at the conclusion of the ordinary general meeting of shareholders with respect to the last closing of accounts within four (4) years after their assumption of office.

(b) The term of office of any corporate auditor elected to fill a vacancy due to early retirement shall be the same as the remainder of the term of office of the retired corporate auditor.

Article 31. Standing Corporate Auditor

Standing corporate auditor shall be appointed from among the corporate auditors.

Article 32. Notice of Convocation of Meetings of the Board of Corporate Auditors

Notice of convocation of a meeting of the Board of Corporate Auditors shall be sent to each corporate auditor at least three (3) days prior to the date set for such meeting; provided, however, that in case of urgency such period may be shortened.

Article 33. Method of Resolution of the Board of Corporate Auditors

Unless otherwise provided by laws and ordinances, resolutions of the Board of Corporate Auditors shall be adopted by a majority of the corporate auditors.

Article 34. Minutes of the Board of Corporate Auditors

The substance of proceedings at a meeting of the Board of Corporate Auditors and the results thereof shall be recorded or electrically recorded in the minutes of the meeting which shall bear the names and seals or electrical signature of the corporate auditors present thereat.

Article 35. Regulations of the Board of Corporate Auditors

Matters concerning the Board of Corporate Auditors shall be governed by the Regulations of the Board of Corporate Auditors established by resolution of the Board of Corporate Auditors in addition to laws and ordinances and these Articles of Incorporation.

Article 36. Indemnification of Corporate Auditors’ Liability

(a) The Company may, by a resolution of the Board of Directors, exempt its corporate auditors (including its former corporate auditors) from their liability under Article 423, paragraph 1 of the Company Law to the extent permitted by laws and ordinances.

(b) The Company may enter into agreements with outside auditors which provide a limit on their liability under Article 423, paragraph 1 of the Company Law; provided, however, that the limit of liability under the agreement shall be the greater of the amount determined in advance, (which amount shall be not less than ten (10) million yen for full-time corporate auditors or 2.4 million yen for part-time corporate auditors), and the minimum liability amount provided by laws and ordinances.

Article 37. Remuneration and Retirement Allowances of Corporate Auditors

The remuneration and retirement allowances of corporate auditors shall be determined by resolution of a general meeting of shareholders.

CHAPTER VI

ACCOUNTS

Article 38. Fiscal Year

The fiscal year of the Company shall be from January 1 through December 31 of each year and the account shall be settled on the last day of the fiscal year.

Article 39. Dividends

Dividends of the Company shall be paid to shareholders or registered pledgees appearing or electrically recorded in the final register of shareholders of the Company as of December 31 of each year.

Article 40. Interim Dividends

The Company may, upon resolution of the Board of Directors, make pecuniary distribution provided for in Article 293-5 of the Commercial Code (hereinafter referred to as the “interim dividends”) to shareholders or registered pledgees appearing or electrically recorded in the final register of shareholders of the Company as of June 30 of each year.

Article 41. Prescription Period of Dividends

(a) In case dividends or interim dividends remain unclaimed for three (3) years after the date of commencement of payment, the Company shall be relieved from the obligation of payment thereof.

(b) Unclaimed dividends or interim dividends shall not bear any interest.